This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated October 24, 1996, and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Atlantic Acquisition Corporation by J.P. Morgan Securities Inc., Merrill Lynch & Co., or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES

OF

COMMON STOCK AND SERIES A ESOP CONVERTIBLE JUNIOR PREFERRED STOCK
(INCLUDING, IN EACH CASE, THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

OF

CONRAIL INC.

AT

$100 NET PER SHARE

BY

ATLANTIC ACQUISITION CORPORATION,
A WHOLLY OWNED SUBSIDIARY OF

NORFOLK SOUTHERN CORPORATION

Atlantic Acquisition Corporation ("Purchaser"), a Pennsylvania corporation and a wholly owned subsidiary of Norfolk Southern Corporation, a Virginia corporation ("Parent"), hereby offers to purchase all of the outstanding shares of (i) common stock, par value $1.00 per share (the "Common Shares"), and (ii) Series A ESOP Convertible Junior Preferred Stock, without par value (the "ESOP Preferred Shares" and, together with the Common Shares, the "Shares"), of Conrail Inc., a Pennsylvania corporation (the "Company"), including, in each case, the associated Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of July 19, 1989, as amended, between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"), at a price of $100 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 24, 1996 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Common Shares, ESOP Preferred Shares or Shares shall include the associated Rights, and all references to the Rights shall include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the Rights.

-------------------------------------------------------------------------------
   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
  CITY TIME, ON WEDNESDAY, NOVEMBER 20, 1996, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, PRIOR TO THE EXPIRATION OF THE OFFER, (1) THE RECEIPT BY PURCHASER OF AN INFORMAL WRITTEN OPINION IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO PURCHASER FROM THE STAFF OF THE SURFACE TRANSPORTATION BOARD (THE "STB"), WITHOUT THE IMPOSITION OF ANY CONDITIONS UNACCEPTABLE TO PURCHASER, THAT THE USE OF A VOTING TRUST IN CONNECTION WITH THE OFFER AND THE PROPOSED MERGER (AS DEFINED HEREIN) IS CONSISTENT WITH THE POLICIES OF THE STB AGAINST UNAUTHORIZED ACQUISITIONS OF CONTROL OF A REGULATED CARRIER, (2) THE RECEIPT BY PURCHASER OF AN INFORMAL STATEMENT FROM THE PREMERGER NOTIFICATION OFFICE OF THE FEDERAL TRADE COMMISSION THAT THE TRANSACTIONS CONTEMPLATED BY THE OFFER AND THE PROPOSED MERGER ARE NOT SUBJECT TO, OR ARE EXEMPT FROM, THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), OR, IN THE ABSENCE OF THE RECEIPT OF SUCH INFORMAL STATEMENT, ANY APPLICABLE WAITING PERIOD UNDER THE HSR ACT HAVING EXPIRED OR BEEN TERMINATED, (3) PARENT AND PURCHASER HAVING OBTAINED, ON TERMS REASONABLY ACCEPTABLE TO PARENT, SUFFICIENT FINANCING TO ENABLE CONSUMMATION OF THE OFFER AND THE PROPOSED MERGER, (4) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF COMMON SHARES AND ESOP PREFERRED SHARES WHICH TOGETHER CONSTITUTE AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (5) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT SUBCHAPTER F OF CHAPTER 25 OF THE PENNSYLVANIA BUSINESS CORPORATION LAW HAS BEEN COMPLIED WITH OR IS INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, (6) THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT SUCH RIGHTS ARE INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER AND (7) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PREVIOUSLY ANNOUNCED AGREEMENT AND PLAN OF MERGER BETWEEN THE COMPANY AND CSX CORPORATION HAS BEEN TERMINATED IN ACCORDANCE WITH ITS TERMS OR OTHERWISE.

The purpose of the Offer is for Parent to acquire control of, and the entire equity interest in, the Company. Parent is seeking to negotiate with the Company a definitive merger agreement pursuant to which the Company would, as soon as practicable following consummation of the Offer, consummate a merger or similar business combination with Purchaser or another direct or indirect subsidiary of Parent (the "Proposed Merger"). In the Proposed Merger, each Common Share and ESOP Preferred Share then outstanding (other than Shares held by the Company or any subsidiary of the Company and Shares owned by Parent, Purchaser or any direct or indirect subsidiary of Parent) would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

Purchaser expressly reserves the right, in its sole judgment, at any time and from time to time and regardless of whether any of the events set forth in
Section 14 of the Offer to Purchase shall have occurred or shall have been determined by Purchaser to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary (as defined in the Offer to Purchase) and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Any such extension or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension, to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined in the Offer to Purchase). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser by reason of any delay in making such payment.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares ("Certificates") or a book-entry confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in
Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or if Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth in the Offer to Purchase, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in Section 4 of the Offer to Purchase. Any such delay will be followed by an extension of the Offer to the extent required by law.

Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Wednesday, November 20, 1996 (or if Purchaser shall have extended the period of time for which the Offer is open, at the latest time and date at which the Offer, as so extended by Purchaser, shall expire) and unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 22, 1996. In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and, if Certificates for Shares have been tendered, the name of the registered holder of the Shares as set forth in the tendered Certificate, if different from that of the person who tendered such Shares. If Certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Certificates, the serial numbers shown on such Certificates evidencing the Shares to be withdrawn must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program (an "Eligible Institution"), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawal of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by repeating one of the procedures set forth in Section 3 of the Offer to Purchase at any time before the Expiration Date. Purchaser, in its sole judgment, will determine all questions as to the form and validity (including time of receipt) of notices of withdrawal, and such determination will be final and binding.

The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is contained in the Offer to Purchase and is incorporated herein by reference.

A request is being made to the Company pursuant to Rule 14d-5 of the Exchange Act for the use of the Company's shareholder list, its list of holders of Rights, if any, and security position listings for the purpose of disseminating the Offer to the holders of Shares. The Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and Rights and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists and list of holders of Rights or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers as set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent. Such copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Managers) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

GEORGESON & COMPANY INC.
[LOGO]

Wall Street Plaza
New York, New York 10005

Banks and Bankers Call Collect: (212) 440-9800

ALL OTHERS CALL TOLL FREE: (800) 223-2064

The Dealer Managers for the Offer are:

J.P. MORGAN & CO.
60 Wall Street
Mail Stop 2860
New York, New York 10260
800 576-5070 (toll free)

MERRILL LYNCH & CO.
World Financial Center
North Tower
New York, New York 10251-1305
(212) 449-8211 (Call Collect)


October 24, 1996